Exhibit 99.1

CONTACTS:	ANALYSTS	MEDIA
	Jonathan I. Shulman	William C. Murschel
	216.689.3882	216.828.7416
	Jonathan_I_Shulman@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR		KEY MEDIA
RELATIONS:	www.key.com/ir	NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE
KEYCORP REPORTS SECOND QUARTER 2008 RESULTS
♦	Net loss of $2.70 per common share for the second quarter

♦	After-tax charges of $1.011 billion recorded in connection with previously disclosed federal tax court ruling on leveraged lease transactions; company plans appeal

♦	Strong fee revenue performance

♦	Costs are well controlled; capital ratios remain strong

♦	Actions taken to reduce commercial real estate exposure; bolster capital

♦	Loan loss reserve increased to 1.87% of loans
     CLEVELAND, July 22, 2008 — KeyCorp (NYSE: KEY) today announced a second quarter loss from continuing operations of $1.126 billion, or $2.70 per common share. This compares to income from continuing operations of $337 million, or $0.85 per diluted common share, for the second quarter of 2007, and $218 million, or $0.54 per diluted common share, for the first quarter of 2008.
     Key’s results for the second quarter include after-tax charges of $1.011 billion, or $2.43 per common share, resulting from a previously announced adverse federal tax court ruling on a service contract lease transaction — a ruling that the company intends to appeal based on its position that the tax treatment it applied to its leveraged lease transactions complied with all applicable tax laws and regulations in effect at the time and was consistent with industry practice. Results also reflect an increase in loan loss reserves to 1.87% of loans to address current economic conditions.
     “The federal tax court ruling notwithstanding, Key’s performance this quarter reflects an ongoing effort to fortify the company against a difficult economic environment for lenders,” said Chief Executive Officer Henry L. Meyer III. “For our part, Key has been aggressive about reducing exposure in the residential properties segment of the construction loan portfolio through the planned sale of certain loans. Additionally, we have taken action to bolster Key’s loan loss reserve.
     “All the while,” he continued, “our earning capacity has remained strong as evidenced by the performance of a number of our fee-based businesses, including trust and investment services and investment banking. These outcomes, along with a capital base that is essentially unchanged thanks to the capital raise we initiated last month, affirm our relationship banking approach and should put us in a good position in the periods ahead.”

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards, resulting in after-tax charges of $38 million, or $0.10 per common share. Excluding the lease financing charges recorded in the first and second quarters, Key had a loss from continuing operations of $115 million, or $0.28 per common share, for the second quarter of 2008, compared to income from continuing operations of $337 million, or $0.85 per diluted common share, for the second quarter of 2007, and $256 million, or $0.64 per diluted common share, for the first quarter of 2008.
     For the first six months of 2008, Key reported a loss from continuing operations of $908 million, or $2.23 per common share. Adjusting for the lease financing charges, Key had income from continuing operations of $141 million, or $0.34 per diluted common share, compared to $695 million, or $1.74 per diluted common share, for the first half of 2007.
     Key reported a net loss of $1.126 billion, or $2.70 per common share, for the second quarter of 2008, compared to net income of $334 million, or $0.84 per diluted common share, for the second quarter of 2007, and $218 million, or $0.54 per diluted common share, for the first quarter of 2008. For the first half of 2008, Key reported a net loss of $908 million, or $2.23 per common share, compared to net income of $684 million, or $1.71 per diluted common share, for the same period last year.
     In addition to the lease financing charges, Key’s results for the second quarter of 2008 were adversely affected by a higher provision for loan losses recorded in connection with the company’s previously reported efforts to aggressively reduce its exposure to the residential properties segment of its commercial real estate construction loan portfolio. Key’s provision for loan losses for the second quarter of 2008 was $647 million, compared to $53 million for the same period one year ago and $187 million for the first quarter of 2008. The current quarter’s provision exceeded net loan charge-offs by $123 million and increased Key’s reserve for loan losses to $1.421 billion, or 1.87% of period-loans.
     The following table shows Key’s continuing and discontinued operating results for comparative quarters and for the six-month periods ended June 30, 2008 and 2007.

	Three months ended			Six months ended
in millions, except per share amounts	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

Summary of operations
(Loss) income from continuing operations	$(1,126)	$218	$337	$(908)	$695
Loss from discontinued operations, net of taxes [a]	—	—	(3)	—	(11)

Net (loss) income	$(1,126)	$218	$334	$(908)	$684

Per common share — assuming dilution
(Loss) income from continuing operations	$(2.70)	$.54	$.85	$(2.23)	$1.74
Loss from discontinued operations [a]	—	—	(.01)	—	(.03)

Net (loss) income	$(2.70)	$.54	$.84	$(2.23)	$1.71

(a)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.
     “We took aggressive steps in the second quarter to fortify our already-strong capital position in light of the adverse court ruling on the tax treatment of a service contract lease transaction,” said Meyer. “The successful $1.65 billion capital raise, plus a reduction of our dividend effective in the third quarter, will position the company to respond to future business opportunities and are prudent steps in light of the challenging industry environment.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     “In a process that is well underway, we have also moved to reduce our exposure in the residential homebuilder portfolio through the planned sale of certain assets. We have been pleased with the level of bidding interest. Although our actions in this regard resulted in additional net charge-offs and provisioning for the quarter, the sale of these loans, once closed, will reduce the level of Key’s total nonperforming assets. With the number of assets and bidders involved in the process, it will take additional time to consummate the transactions, but we anticipate that the majority of the loan sales will close in the third quarter.
     “During the second quarter, we experienced positive trends in several fee-based businesses, notably trust and investment services, and our investment banking, syndications and capital markets businesses. Expenses continued to be well controlled, we benefited from the actions taken in the first quarter to significantly reduce the company’s exposure to future market volatility and we continue to gain traction in our Community Banking model. While we work through this difficult credit cycle, we continue to focus on our relationship business model,” Meyer concluded.
     As shown in the following table, the comparability of Key’s earnings for the current, prior and year-ago quarters is affected by several significant items.

	Second Quarter 2008			First Quarter 2008			Second Quarter 2007
	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact
in millions, except per share amounts	Amount	Amount	on EPS	Amount	Amount	on EPS	Amount	Amount	on EPS

Charges related to leveraged lease tax litigation	$(359)	$(1,011)	$(2.43)	$(3)	$(38)	$(.10)	—	—	—
Gain from redemption of Visa Inc. shares	—	—	—	165	103	.26	—	—	—
Realized and unrealized gains (losses) on loan and securities portfolios held for sale or trading	62	39	.09	(128)	(80)	(.20)	$51	$32	$.08
Litigation reserve	—	—	—	—	—	—	(42)	(26)	(.07)
Gains related to MasterCard Incorporated shares	—	—	—	—	—	—	40	25	.06

EPS = Earnings per diluted common share
SUMMARY OF CONTINUING OPERATIONS
     Key’s taxable-equivalent net interest income for the second quarter of 2008 was reduced significantly as a result of an adverse federal court ruling on the company’s tax treatment of a service contract lease transaction entered into by AWG Leasing Trust, in which Key is a partner. The court’s decision applies only to the single AWG Leasing transaction and Key has determined to appeal the trial court decision. Notwithstanding the appeal, management believes that the applicable accounting guidance requires Key to recalculate lease income recognized on its entire portfolio of contested leveraged leases, not just the single leveraged lease subject to the court’s decision. Under FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” Key has recalculated the lease income recognized from inception for all of the contested leases. Key’s second quarter results also reflect a $475 million charge to income taxes for the interest cost associated with the contested tax liabilities. Key estimates that the interest accrual associated with the contested liabilities will approximate $32 million to $34 million (after tax) per quarter for the third and fourth quarters of 2008. The level of future interest accruals will depend on the applicable interest rate at the time. This amount will be included in income tax expense in future quarters. These actions reduced Key’s taxable-equivalent net interest income and net interest margin for the second quarter of 2008 by $838 million and 376 basis points, respectively, and reduced Key’s earnings by $1.011 billion, or $2.43 per common share.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     The impacts of the leveraged lease accounting charges on the components of Key’s interest income and related yields for the second quarter of 2008 are shown in the following table.

	Second Quarter 2008
	As Reported			Adjusted Basis
	Average			Average
dollars in millions	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Total commercial loans	$54,932	$(83)	(.58)%	$54,932	$755	5.52%

Total earning assets	89,742	422	1.89	89,742	1,260	5.63
Total interest-bearing liabilities	77,172	522	2.75	77,172	522	2.75

Interest rate spread (TE)			(.86)%			2.88%

Net interest income (TE) and net interest margin (TE)		(100)	(.44)%		738	3.32%

TE adjustment		(458)			21

Net interest income		$358			$717

TE = Taxable Equivalent
     Excluding the charges associated with the leveraged lease tax litigation, Key’s taxable-equivalent net interest income was $738 million for the second quarter of 2008, compared to $706 million for the year-ago quarter. Average earning assets rose by $8.2 billion, or 10%, due primarily to growth in commercial lending and the January 1 acquisition of U.S.B. Holding Co., Inc., which added approximately $1.5 billion to Key’s loan portfolio. The adjusted net interest margin for the current quarter declined to 3.32% from 3.46% for the second quarter of 2007. The reduction was attributable largely to tighter loan and deposit spreads caused by competitive pricing, and a higher level of nonperforming assets.
     Compared to the first quarter of 2008, Key’s taxable-equivalent net interest income and net interest margin were essentially unchanged, after excluding the effects of charges recorded in connection with leveraged lease transactions in both periods. During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its income under FASB Staff Position No. 13-2. These actions reduced Key’s taxable-equivalent net interest income and net interest margin for the first quarter of 2008 by $34 million and 15 basis points, respectively, and reduced Key’s earnings by $38 million, or $0.10 per diluted common share. On an adjusted basis, Key had taxable-equivalent net interest income of $738 million and a net interest margin of 3.29% for the first quarter of 2008.
     Key’s noninterest income was $555 million for the second quarter of 2008, compared to $649 million for the year-ago quarter. The decrease was attributable largely to net losses of $14 million from principal investing in the second quarter of 2008, compared to net gains of $90 million for the same period last year. Additionally, results for the second quarter of 2007 benefited from a $40 million gain related to the sale of MasterCard Incorporated shares. These factors were offset in part by higher income from several fee-based businesses. Income from investment banking and capital markets activities rose by $28 million, trust and investment services income was up $23 million, and income from deposit service charges grew by $9 million.
     The major components of Key’s fee-based income for the past five quarters are shown in the following table.

in millions	2Q08	1Q08	4Q07	3Q07	2Q07

Trust and investment services income	$138	$129	$131	$119	$115
Service charges on deposit accounts	93	88	90	88	84
Investment banking and capital markets income	80	8	12	9	52
Operating lease income	68	69	72	70	66
Letter of credit and loan fees	51	37	58	51	45
Corporate-owned life insurance income	28	28	37	27	32
Electronic banking fees	27	24	25	25	25

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     Compared to the first quarter of 2008, noninterest income increased by $27 million. Excluding the $165 million gain from the partial redemption of Visa Inc. shares recorded in the first quarter, noninterest income was up $192 million, reflecting improvements in both capital markets-driven businesses and other fee-based businesses. The improvement in Key’s capital markets-driven businesses was attributable to improved execution, market conditions and the previously announced actions taken by management during the first quarter of 2008 to mitigate the effects of future market volatility on Key’s held-for-sale and trading portfolios.
     During the second quarter of 2008, Key recorded $33 million in net gains from loan sales and mark-to-market adjustments, compared to $101 million in net losses from loan sales and write-downs (primarily commercial real estate loans held for sale) for the first quarter. Additionally, income from investment banking and capital markets activities increased by $72 million, due primarily to a $49 million contribution from dealer trading and derivatives, and a $14 million increase in investment banking income. Net losses from principal investing totaled $14 million for the second quarter of 2008, compared to net gains of $9 million for the prior quarter.
     Trust and investment services income grew by $9 million from the first quarter of 2008, driven by growth in income from brokerage commissions and fees. The company also experienced increases of $14 million in syndication and other loan-related fees, and $5 million in income from deposit service charges.
     Key’s noninterest expense was $781 million for the second quarter of 2008, compared to $815 million for the same period last year. Personnel expense decreased by $7 million, due primarily to a reduction in costs associated with employee benefits. Nonpersonnel expense decreased by $27 million from the year-ago quarter, due to a $42 million litigation charge recorded during the second quarter of 2007, offset in part by a $7 million increase in professional fees.
     Compared to the first quarter of 2008, noninterest expense rose by $49 million. Personnel expense decreased by $5 million, while nonpersonnel expense was up $54 million, due primarily to a $2 million credit for losses on lending-related commitments in the current quarter, compared to a $27 million credit in the prior quarter. Also contributing to the growth were increases in professional fees and marketing expense of $10 million and $7 million, respectively.
ASSET QUALITY
     Key’s provision for loan losses from continuing operations was $647 million for the second quarter of 2008, compared to $53 million for the year-ago quarter and $187 million for the first quarter of 2008. The increase in the provision was due primarily to a higher level of net loan charge-offs recorded in the commercial real estate portfolio. As previously reported, Key had undertaken a process to aggressively reduce its exposure in the residential properties segment of its construction loan portfolio through the planned sale of certain loans. In conjunction with these efforts, Key transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status in June. In excess of 100 bids were received in this process. As of June 30, 2008, sales had already closed on $44 million of these loans. With respect to the balance, Key is working with numerous bidders to finalize sales terms and documentation, and management anticipates that sales of the majority of the remaining $340 million of loans, which are on nonperforming status, will close during the third quarter. Key’s provision for loan losses for the second quarter of 2008 exceeded its net loan charge-offs by $123 million, as the company continued to build reserves.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     Selected asset quality statistics for Key for each of the past five quarters are presented in the following table.

dollars in millions	2Q08	1Q08	4Q07	3Q07	2Q07

Net loan charge-offs	$524	$121	$119	$59	$53
Net loan charge-offs to average loans from continuing operations	2.75%	.67%	.67%	.35%	.32%
Nonperforming loans at period end	$814	$1,054	$687	$498	$276
Nonperforming loans to period-end portfolio loans	1.07%	1.38%	.97%	.72%	.41%
Nonperforming assets at period end	$1,210	$1,115	$764	$570	$378
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.59%	1.46%	1.08%	.83%	.57%
Allowance for loan losses	$1,421	$1,298	$1,200	$955	$945
Allowance for loan losses to period-end loans	1.87%	1.70%	1.69%	1.38%	1.42%
Allowance for loan losses to nonperforming loans	174.57	123.15	174.67	191.77	342.39

     Net loan charge-offs for the quarter totaled $524 million, or 2.75% of average loans from continuing operations, compared to $53 million, or 0.32%, for the same period last year and $121 million, or 0.67%, for the previous quarter. Net loan charge-offs from the commercial real estate and educational loan portfolios totaled $354 million and $54 million, respectively, in the current quarter. The net charge-offs in the commercial real estate portfolio reflect the actions previously mentioned, while the educational loan charge-offs derived from approximately $780 million of noncore loans, predominately loans associated with non-Title IV schools, which the company stopped underwriting in mid-2006.
     Key’s net loan charge-offs by loan type for each of the past five quarters are shown in the table below.

dollars in millions	2Q08	1Q08	4Q07	3Q07	2Q07

Commercial, financial and agricultural	$61	$36	$35	$22	$24
Real estate — commercial mortgage	15	4	1	2	4
Real estate — construction	339	25	44	6	2
Commercial lease financing	14	9	6	8	5
Total consumer loans	95	47	33	21	18

Total net loan charge-offs	$524	$121	$119	$59	$53

Net loan charge-offs to average loans from continuing operations	2.75%	.67%	.67%	.35%	.32%

     The company expects net loan charge-offs to be below the second quarter level during the remainder of 2008; however, net loan charge-offs are expected to remain at elevated levels. Additionally, the company expects net loan charge-offs to be in the range of 1.20% to 1.60% of average loans for the third and fourth quarters of 2008.
     At June 30, 2008, Key’s nonperforming loans totaled $814 million and represented 1.07% of period-end portfolio loans, compared to 1.38% at March 31, 2008, and 0.41% at June 30, 2007. At the same time, nonperforming assets totaled $1.210 billion and represented 1.59% of portfolio loans, other real estate owned and other nonperforming assets, compared to 1.46% at March 31, 2008, and 0.57% at June 30, 2007. The decrease in nonperforming loans and the increase in nonperforming assets during the second quarter were largely attributable to the transfer of commercial real estate construction loans (principally those in Florida and southern California) to held-for-sale status. Also contributing to the rise in nonperforming assets was an increase in the level of commercial loans (principally to businesses tied to residential construction properties) on nonaccrual status.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     The following table illustrates the trend in Key’s nonperforming assets by loan type over the past five quarters.

dollars in millions	2Q08	1Q08	4Q07	3Q07	2Q07

Commercial, financial and agricultural	$259	$147	$84	$94	$83
Real estate — commercial mortgage	107	113	41	41	41
Real estate — construction	256	610	415	228	23
Commercial lease financing	57	38	28	30	34
Total consumer loans	135	146	119	105	95

Total nonperforming loans	814	1,054	687	498	276
Nonperforming loans held for sale	342	9	25	6	4
OREO and other nonperforming assets	54	52	52	66	98

Total nonperforming assets	$1,210	$1,115	$764	$570	$378

Nonperforming loans to period-end portfolio loans	1.07%	1.38%	.97%	.72%	.41%
Nonperforming assets to period-end portfolio loans, plus OREO and other nonperforming assets	1.59	1.46	1.08	.83	.57

     Key’s allowance for loan losses was $1.421 billion, or 1.87% of loans outstanding, at June 30, 2008, compared to $1.298 billion, or 1.70%, at March 31, 2008, and $945 million, or 1.42%, at June 30, 2007.
CAPITAL
     Key’s capital ratios, as presented in the following table, continued to exceed all “well-capitalized” regulatory benchmarks at June 30, 2008.
Capital Ratios

	6-30-08	3-31-08	6-30-07

Tier 1 risk-based capital [a]	8.49%	8.33%	8.14%
Total risk-based capital [a]	12.35	12.34	12.15
Tangible equity to tangible assets	6.98	6.85	6.97

(a)	6-30-08 ratio is estimated.
     As previously announced, during the second quarter of 2008, Key took several actions to preserve its capital strength in light of the charges recorded in response to the federal court ruling on the tax treatment of a service contract lease transaction. Key issued $650 million, or 6.5 million shares, of noncumulative perpetual convertible preferred stock with a liquidation value of $100 per share, and $1.0 billion, or 85.1 million additional common shares. Further Key’s Board of Directors announced its intention to reduce the dividend on Key’s common shares by 50% to an annualized dividend of $0.75 per share commencing with the dividend declared on July 18, 2008.
     As part of the over allotment granted by Key to the underwriters on June 12, 2008, Key issued 7 million additional common shares and 75,000 additional shares of noncumulative perpetual convertible preferred stock on July 11, 2008. The proceeds received as a result of these issuances totaled approximately $90 million, and represented approximately 9 basis points of additional Tier 1 and total capital.
     During the second quarter, Key reissued .5 million of its common shares under employee benefit plans. There was no repurchase activity by Key during the second quarter, and the company currently does not anticipate any share repurchase activity during the remainder of 2008.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     Share issuances and repurchases that caused the change in Key’s outstanding common shares over the past five quarters are summarized in the following table.
Summary of Changes in Common Shares Outstanding

in thousands	2Q08	1Q08	4Q07	3Q07	2Q07

Shares outstanding at beginning of period	400,071	388,793	388,708	389,362	394,483
Common shares issued	85,106	—	—	—	—
Shares reissued to acquire U.S.B. Holding Co., Inc.	—	9,895	—	—	—
Shares reissued under employee benefit plans	485	1,383	85	1,346	879
Common shares repurchased	—	—	—	(2,000)	(6,000)

Shares outstanding at end of period	485,662	400,071	388,793	388,708	389,362

LINE OF BUSINESS RESULTS
     The following table shows the contribution made by each major business group to Key’s taxable-equivalent revenue and (loss) income from continuing operations for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the tables at the end of this release. Key’s line of business results for all periods presented reflect a new organizational structure that took effect January 1, 2008.
Major Business Groups

				Percent change 2Q08 vs.
dollars in millions	2Q08	1Q08	2Q07	1Q08	2Q07

Revenue from continuing operations (TE)

Community Banking	$659	$630	$631	4.6%	4.4%
National Banking [a]	(126)	439	612	N/M	N/M
Other Segments	(31)	26	101	N/M	N/M

Total Segments	502	1,095	1,344	(54.2)	(62.6)
Reconciling Items [c]	(47)	137	11	N/M	N/M

Total	$455	$1,232	$1,355	(63.1)%	(66.4)%

(Loss) income from continuing operations

Community Banking	$104	$115	$102	(9.6)%	2.0%
National Banking [a]	(670)	(24)	157	N/M	N/M
Other Segments [b]	(13)	21	55	N/M	N/M

Total Segments	(579)	112	314	N/M	N/M
Reconciling Items [c]	(547)	106	23	N/M	N/M

Total	$(1,126)	$218	$337	N/M	N/M

(a)	During the second quarter of 2008, National Banking’s taxable-equivalent net interest income and net income were reduced by $838 million and $536 million, respectively, as a result of an adverse federal court ruling on the tax treatment of a service contract lease transaction. During the prior quarter, National Banking increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards. These actions reduced National Banking’s taxable-equivalent revenue by $34 million and its net income by $21 million in the first quarter.

(b)	Other Segments’ results for the second quarter of 2007 include a $26 million ($16 million after tax) charge for litigation. This charge and the litigation charge referred to in note (c) below comprise the $42 million charge recorded in connection with the Honsador litigation.

(c)	Reconciling Items for the second quarter of 2008 include a $475 million charge to income taxes for the interest cost associated with the leveraged lease tax litigation. Reconciling Items for the prior quarter include a $165 million ($103 million after tax) gain from the partial redemption of Key’s equity interest in Visa Inc. and a $17 million charge to income taxes for the interest cost associated with the increase to Key’s tax reserves for certain lease in, lease out transactions. Reconciling Items for the second quarter of 2007 include a $40 million ($25 million after tax) gain related to MasterCard Incorporated shares, and a $16 million ($10 million after tax) charge for litigation.

TE	= Taxable Equivalent, N/M = Not Meaningful

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Community Banking

				Percent change 2Q08 vs.
dollars in millions	2Q08	1Q08	2Q07	1Q08	2Q07

Summary of operations
Net interest income (TE)	$437	$423	$417	3.3%	4.8%
Noninterest income	222	207	214	7.2	3.7

Total revenue (TE)	659	630	631	4.6	4.4
Provision for loan losses	44	18	21	144.4	109.5
Noninterest expense	449	428	446	4.9	.7

Income before income taxes (TE)	166	184	164	(9.8)	1.2
Allocated income taxes and TE adjustments	62	69	62	(10.1)	—

Net income	$104	$115	$102	(9.6)%	2.0%

Percent of consolidated income from continuing operations	N/M	53%	30%	N/A	N/A

Average balances
Loans and leases	$28,478	$28,128	$26,574	1.2%	7.2%
Total assets	31,385	31,068	29,346	1.0	6.9
Deposits	49,948	49,767	46,126	.4	8.3

Assets under management at period end	$19,366	$20,049	$21,061	(3.4)%	(8.0)%

TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable
Additional Community Banking Data

				Percent change 2Q08 vs.
dollars in millions	2Q08	1Q08	2Q07	1Q08	2Q07

Average deposits outstanding
NOW and money market deposit accounts	$19,656	$19,865	$18,970	(1.1)%	3.6%
Savings deposits	1,804	1,754	1,619	2.9	11.4
Certificates of deposit ($100,000 or more)	6,661	6,435	4,709	3.5	41.5
Other time deposits	12,735	12,778	12,038	(.3)	5.8
Deposits in foreign office	1,306	1,256	1,046	4.0	24.9
Noninterest-bearing deposits	7,786	7,679	7,744	1.4	.5

Total deposits	$49,948	$49,767	$46,126	.4%	8.3%

Home equity loans
Average balance	$9,766	$9,693	$9,660
Weighted-average loan-to-value ratio	70%	70%	70%
Percent first lien positions	55	56	58

Other data
On-line households / household penetration	759,003 / 45%	749,512 / 45%	723,955 / 44%
Branches	985	985	954
Automated teller machines	1,479	1,479	1,450

Community Banking Summary of Operations
     Community Banking recorded net income of $104 million for the second quarter of 2008, compared to $102 million for the year-ago quarter. Increases in both net interest income and noninterest income accounted for the improvement, but were substantially offset by a higher provision for loan losses.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     Taxable-equivalent net interest income rose by $20 million, or 5%, from the second quarter of 2007. The increase was attributable to a $1.9 billion, or 7%, rise in average earning assets, due largely to growth in the commercial loan portfolio, and a $3.8 billion, or 8%, increase in average deposits. Both loans and deposits experienced organic growth and benefited from the January 1 acquisition of U.S.B. Holding Co., Inc. described below. The positive effect of this growth was offset in part by the impact of tighter loan and deposit spreads.
     Noninterest income increased by $8 million, or 4%, from the same period one year ago, reflecting strong growth in bank channel investment product sales income and deposit service charge income.
     The provision for loan losses rose by $23 million, or 110%, compared to the second quarter of 2007, reflecting a $12 million increase in net loan charge-offs and the remainder a provision for general weakness in the economy.
     On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. The acquisition doubles Key’s branch penetration in the attractive Lower Hudson Valley area. Assets and deposits acquired in this transaction were assigned to both the Community Banking and National Banking groups.
National Banking

					Percent change 2Q08 vs.
dollars in millions	2Q08		1Q08	2Q07	1Q08	2Q07

Summary of operations
Net interest income (TE)	$(472	) [a]	$339	$339	N/M	N/M
Noninterest income	346		100	273	246.0%	26.7%

Total revenue (TE)	(126)		439	612	N/M	N/M
Provision for loan losses	609		169	32	260.4	N/M
Noninterest expense	337		308	330	9.4	2.1

(Loss) income from continuing operations before income taxes (TE)	(1,072)		(38)	250	N/M	N/M
Allocated income taxes and TE adjustments	(402)		(14)	93	N/M	N/M

(Loss) income from continuing operations	(670)		(24)	157	N/M	N/M
Loss from discontinued operations, net of taxes	—		—	(3)	—	100.0%

Net (loss) income	$(670)		$(24)	$154	N/M	N/M

Percent of consolidated income from continuing operations	N/M		N/M	47%	N/A	N/A

Average balances from continuing operations
Loans and leases	$47,876		$44,149	$39,325	8.4%	21.7%
Loans held for sale	1,282		4,932	4,377	(74.0)	(70.7)
Total assets	56,242		56,219	49,585	—	13.4
Deposits	12,289		11,888	12,082	3.4	1.7

Assets under management at period end	$61,632		$60,404	$64,531	2.0%	(4.5)%

(a)	During the second quarter of 2008, National Banking’s taxable-equivalent net interest income and net income were reduced by $838 million and $536 million, respectively, as a result of an adverse federal court ruling on the tax treatment of a service contract lease transaction. During the prior quarter, National Banking increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards. These actions reduced National Banking’s taxable-equivalent revenue by $34 million and its net income by $21 million in the first quarter.

TE	= Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

National Banking Summary of Continuing Operations
     National Banking recorded a loss of $670 million from continuing operations for the second quarter of 2008, compared to income of $157 million from continuing operations for the same period last year. During the second quarter of 2008, National Banking’s net interest income was adversely affected by a federal court ruling on the tax treatment of a segment of Key’s leveraged lease financing portfolio as further described below. Also contributing to the less favorable results compared to the year-ago quarter were a substantially higher provision for loan losses and an increase in noninterest expense, offset in part by significant growth in noninterest income.
     National Banking’s taxable-equivalent net interest income for the second quarter of 2008 was reduced significantly as a result of an adverse federal court ruling on the company’s tax treatment of a service contract lease transaction entered into by AWG Leasing Trust, in which Key is a partner. As a result of this ruling, under FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” National Banking recalculated its lease income from inception for this particular transaction, as well as any other lease financing transactions being contested by the Internal Revenue Service. Excluding the additional charges associated with these actions, taxable-equivalent net interest income grew by $27 million, or 8%, from the second quarter of 2007 as a result of increases in average earning assets and deposits, offset in part by tighter loan and deposit spreads and a higher level of nonperforming assets. Average loans and leases grew by $8.6 billion, or 22%, while average deposits rose by $207 million, or 2%, from the year-ago quarter.
     Noninterest income increased by $73 million, or 27%, reflecting higher income from several fee-based businesses. Income from investment banking and capital markets activities rose by $35 million, while trust and investment services income was up $23 million. Increases in income from tuition payment plan processing, as well as syndication and other loan-related fees also contributed to the improvement.
     The provision for loan losses rose by $577 million, due primarily to a higher level of net loan charge-offs recorded in the commercial real estate portfolio. National Banking’s provision for loan losses for the second quarter of 2008 exceeded its net loan charge-offs by $123 million, as the company continued to build reserves.
Other Segments
     Other segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated a net loss of $13 million for the second quarter of 2008, compared to net income of $55 million for the same period last year. These results reflect net losses of $14 million from principal investing in the second quarter of 2008, compared to net gains of $90 million for the year-ago quarter.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Line of Business Descriptions
Community Banking
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
National Banking
Real Estate Capital and Corporate Banking Services consists of two business units. Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Particular emphasis has been placed on providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients throughout the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance offers loans to consumers on a direct basis and an indirect basis through dealers. It also provides federal and private education loans to students and their parents, and processes tuition payments for private schools. Through its Commercial Floor Plan Lending unit, Consumer Finance finances inventory for automobile, recreation and marine dealers.

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of $102 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 985 branches and additional offices; a network of 1,479 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, https://www.key.com/,®that provides account access and financial products 24 hours a day.
Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Tuesday, July 22, 2008. An audio replay of the call will be available through July 29.
For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at https://www.key.com/newsroom.

This news release contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations and forecasts reflected in these forward-looking statements are reasonable, actual results could differ materially due to a variety of factors including: (1) changes in interest rates; (2) changes in trade, monetary or fiscal policy; (3) continued disruption in the fixed income markets; (4) adverse capital markets conditions; (5) changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (6) increased competitive pressure among financial services companies; (7) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (8) consummation of significant business combinations or divestitures; (9) operational or risk management failures due to technological or other factors; (10) changes in accounting or tax practices or requirements; (11) new legal obligations or liabilities or unfavorable resolution of litigation; (12) heightened regulatory practices, requirements or expectations; and (13) disruption in the economy and general business climate as a result of terrorist activities or military actions. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements. For further information regarding KeyCorp, please read KeyCorp’s reports that are filed with the Securities and Exchange Commission and are available at www.sec.gov.
###

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended
	6-30-08		3-31-08		6-30-07

Summary of operations
Net interest income (TE)	$(100	) [a]	$704	[a]	$706
Noninterest income	555		528		649

Total revenue (TE)	455		1,232		1,355
Provision for loan losses	647		187		53
Noninterest expense	781		732		815
(Loss) income from continuing operations	(1,126)		218		337
Loss from discontinued operations, net of taxes [b]	—		—		(3)
Net (loss) income	(1,126	) [a]	218	[a]	334
Net (loss) income applicable to common shares	(1,126)		218		334

Per common share
(Loss) income from continuing operations	$(2.70)		$.55		$.86
(Loss) income from continuing operations — assuming dilution	(2.70)		.54		.85
Loss from discontinued operations [b]	—		—		(.01)
Loss from discontinued operations — assuming dilution [b]	—		—		(.01)
Net (loss) income	(2.70)		.55		.85
Net (loss) income — assuming dilution	(2.70	) [a]	.54	[a]	.84
Cash dividends paid	.375		.375		.365
Book value at period end	16.59		21.48		19.78
Tangible book value at period end	13.00		17.07		16.41
Market price at period end	10.98		21.95		34.33

Performance ratios — from continuing operations
Return on average total assets	(4.38)%		.85%		1.45%
Return on average common equity	(53.35)		10.38		17.66
Return on average total equity	(52.56)		10.38		17.66
Net interest margin (TE)	(.44)		3.14		3.46

Performance ratios — from consolidated operations
Return on average total assets	(4.38	)% [a]	.85	% [a]	1.43%
Return on average common equity	(53.35	) [a]	10.38	[a]	17.50
Return on average total equity	(52.56	) [a]	10.38	[a]	17.50
Net interest margin (TE)	(.44	) [a]	3.14	[a]	3.46

Capital ratios at period end
Equity to assets	8.57%		8.47%		8.28%
Tangible equity to tangible assets	6.98		6.85		6.97
Tier 1 risk-based capital [c]	8.49		8.33		8.14
Total risk-based capital [c]	12.35		12.34		12.15
Leverage [c]	9.33		9.15		9.11

Asset quality
Net loan charge-offs	$524		$121		$53
Net loan charge-offs to average loans from continuing operations	2.75%		.67%		.32%
Allowance for loan losses	$1,421		$1,298		$945
Allowance for loan losses to period-end loans	1.87%		1.70%		1.42%
Allowance for loan losses to nonperforming loans	174.57		123.15		342.39
Nonperforming loans at period end	$814		$1,054		$276
Nonperforming assets at period end	1,210		1,115		378
Nonperforming loans to period-end portfolio loans	1.07%		1.38%		.41%
Nonperforming assets to period-end portfolio loans plus
OREO and other nonperforming assets	1.59		1.46		.57

Trust and brokerage assets
Assets under management	$80,998		$80,453		$85,592
Nonmanaged and brokerage assets	29,905		30,532		33,485

Other data
Average full-time equivalent employees	18,164		18,426		18,888
Branches	985		985		954

Taxable-equivalent adjustment	$(458)		$(9)		$20

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Six months ended
	6-30-08		6-30-07

Summary of operations
Net interest income (TE)	$604	[a]	$1,406
Noninterest income	1,083		1,303

Total revenue (TE)	1,687		2,709
Provision for loan losses	834		97
Noninterest expense	1,513		1,599
(Loss) income from continuing operations	(908)		695
Loss from discontinued operations, net of taxes [b]	—		(11)
Net (loss) income	(908	) [a]	684
Net (loss) income applicable to common shares	(908)		684

Per common share
(Loss) income from continuing operations	$(2.23)		$1.76
(Loss) income from continuing operations — assuming dilution	(2.23)		1.74
Loss from discontinued operations [b]	—		(.03)
Loss from discontinued operations — assuming dilution [b]	—		(.03)
Net (loss) income	(2.23)		1.73
Net (loss) income — assuming dilution	(2.23	) [a]	1.71
Cash dividends paid	.75		.73

Performance ratios — from continuing operations
Return on average total assets	(1.77)%		1.51%
Return on average common equity	(21.57)		18.35
Return on average total equity	(21.40)		18.35
Net interest margin (TE)	1.35		3.48

Performance ratios — from consolidated operations
Return on average total assets	(1.77	)% [a]	1.49%
Return on average common equity	(21.57	) [a]	18.06
Return on average total equity	(21.40	) [a]	18.06
Net interest margin (TE)	1.35	[a]	3.49

Asset quality
Net loan charge-offs	$645		$97
Net loan charge-offs to average loans from continuing operations	1.74%		.30%

Other data
Average full-time equivalent employees	18,295		19,342

Taxable-equivalent adjustment	$(467)		$41

(a)	The following table entitled “GAAP to Non-GAAP Reconciliations” presents computations of certain earnings data and performance ratios, excluding charges related to the tax treatment of certain leveraged lease financing transactions disallowed by the Internal Revenue Service. The table reconciles the related GAAP measures to these non-GAAP measures and provides a basis for period-to-period comparisons.

(b)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

(c)	6-30-08 ratio is estimated.

TE = Taxable Equivalent

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

GAAP to Non-GAAP Reconciliations
(dollars in millions, except per share amounts)
As a result of an adverse federal court ruling on Key’s tax treatment of a service contract lease transaction entered into by AWG Leasing Trust, in which Key is a partner, Key recorded after-tax charges of $1.011 billion, or $2.43 per common share, during the second quarter of 2008. Additionally, during the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards, resulting in after-tax charges of $38 million, or $0.10 per common share. The table below presents computations of certain earnings data and performance ratios, excluding these charges (non-GAAP), reconciles the related GAAP measures to these non-GAAP measures and provides a basis for period-to-period comparisons. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Non-GAAP financial measures should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

		Three months ended		Six months ended
		6-30-08	3-31-08	6-30-08

Net income
Net (loss) income (GAAP)	A	$(1,126)	$218	$(908)
Charges related to leveraged lease tax litigation, after tax		1,011	38	1,049

Net (loss) income, excluding charges related to leveraged lease tax litigation (non-GAAP)	B	$(115)	$256	$141

Weighted-average common shares and potential common shares outstanding (000)	C	416,629	399,769	407,875

Per common share
Net (loss) income — assuming dilution (GAAP)	A/C	$(2.70)	$.54	$(2.23)
Net (loss) income, excluding charges related to leveraged lease tax litigation — assuming dilution (non-GAAP)	B/C	(.28)	.64	.34

Performance ratios
Return on average total assets [a]
Average total assets	D	$103,290	$103,356	$103,323

Return on average total assets (GAAP)	A/D	(4.38)%	.85%	(1.77)%
Return on average total assets, excluding charges related to leveraged lease tax litigation (non-GAAP)	B/D	(.45)	1.00	.27

Return on average common equity [a]
Average common equity	E	$8,489	$8,445	$8,467

Return on average common equity (GAAP)	A/E	(53.35)%	10.38%	(21.57)%
Return on average common equity, excluding charges related to leveraged lease tax litigation (non-GAAP)	B/E	(5.45)	12.19	3.35

Return on average total equity [a]
Average total equity	F	$8,617	$8,445	$8,531

Return on average total equity (GAAP)	A/F	(52.56)%	10.38%	(21.40)%
Return on average total equity, excluding charges related to leveraged lease tax litigation (non-GAAP)	B/F	(5.37)	12.19	3.32

Net interest income
Net interest income (GAAP)		$358	$713	$1,071
Charges related to leveraged lease tax litigation, pre-tax		359	3	362

Net interest income, excluding charges related to leveraged lease tax litigation (non-GAAP)		$717	$716	$1,433

Net interest income/margin (TE)
Net interest income (TE) (as reported)		$(100)	$704	$604
Charges related to leveraged lease tax litigation, pre-tax (TE)		838	34	872

Net interest income, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)		$738	$738	$1,476

Net interest margin (TE) (as reported)		(.44)%	3.14%	1.35%
Impact of charges related to leveraged lease tax litigation, pre-tax (TE)		3.76	.15	1.95

Net interest margin, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)		3.32%	3.29%	3.30%

(a) Income statement amount has been annualized in calculation.

TE = Taxable Equivalent

GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Consolidated Balance Sheets
(dollars in millions)

	6-30-08	3-31-08	6-30-07

ASSETS
Loans	$75,855	$76,444	$66,692
Loans held for sale	1,833	1,674	4,546
Securities available for sale	8,312	8,419	7,819
Held-to-maturity securities	25	29	37
Trading account assets	1,483	1,015	994
Short-term investments	826	577	471
Other investments	1,559	1,561	1,602

Total earning assets	89,893	89,719	82,161
Allowance for loan losses	(1,421)	(1,298)	(945)
Cash and due from banks	1,912	1,730	1,818
Premises and equipment	748	712	600
Operating lease assets	1,089	1,070	1,110
Goodwill	1,598	1,599	1,202
Other intangible assets	146	164	110
Corporate-owned life insurance	2,917	2,894	2,822
Derivative assets	1,693	1,508	374
Accrued income and other assets	2,969	3,394	3,715

Total assets	$101,544	$101,492	$92,967

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$27,278	$26,527	$23,315
Savings deposits	1,809	1,826	1,613
Certificates of deposit ($100,000 or more)	8,699	8,330	6,197
Other time deposits	12,541	12,933	11,832

Total interest-bearing deposits	50,327	49,616	42,957
Noninterest-bearing deposits	10,561	10,896	14,199
Deposits in foreign office — interest-bearing	3,508	4,190	3,443

Total deposits	64,396	64,702	60,599
Federal funds purchased and securities sold under repurchase agreements	2,088	3,503	4,362
Bank notes and other short-term borrowings	5,985	5,464	2,476
Derivative liabilities	637	465	248
Accrued expense and other liabilities	4,626	4,429	5,000
Long-term debt	15,106	14,337	12,581

Total liabilities	92,838	92,900	85,266

SHAREHOLDERS’ EQUITY
Preferred stock	650	—	—
Common shares	577	492	492
Capital surplus	2,544	1,659	1,652
Retained earnings	7,461	8,737	8,720
Treasury stock, at cost	(2,675)	(2,689)	(2,994)
Accumulated other comprehensive income (loss)	149	393	(169)

Total shareholders’ equity	8,706	8,592	7,701

Total liabilities and shareholders’ equity	$101,544	$101,492	$92,967

Common shares outstanding (000)	485,662	400,071	389,362

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Six months ended
	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

INTEREST INCOME
Loans	$717	$1,123	$1,176	$1,840	$2,337
Loans held for sale	20	87	82	107	157
Securities available for sale	111	109	106	220	206
Held-to-maturity securities	—	1	—	1	1
Trading account assets	10	13	7	23	14
Short-term investments	8	9	9	17	20
Other investments	14	12	15	26	28

Total interest income	880	1,354	1,395	2,234	2,763

INTEREST EXPENSE
Deposits	347	428	447	775	880
Federal funds purchased and securities sold under repurchase agreements	15	28	59	43	108
Bank notes and other short-term borrowings	27	39	18	66	29
Long-term debt	133	146	185	279	381

Total interest expense	522	641	709	1,163	1,398

NET INTEREST INCOME	358	713	686	1,071	1,365
Provision for loan losses	647	187	53	834	97

Net interest income after provision for loan losses	(289)	526	633	237	1,268

NONINTEREST INCOME
Trust and investment services income	138	129	115	267	240
Service charges on deposit accounts	93	88	84	181	159
Investment banking and capital markets income	80	8	52	88	96
Operating lease income	68	69	66	137	130
Letter of credit and loan fees	51	37	45	88	83
Corporate-owned life insurance income	28	28	32	56	57
Electronic banking fees	27	24	25	51	49
Net gains (losses) from loan securitizations and sales	33	(101)	33	(68)	42
Net securities (losses) gains	(1)	3	2	2	(45)
Net (losses) gains from principal investing	(14)	9	90	(5)	119
Gain from redemption of Visa Inc. shares	—	165	—	165	—
Gain from sale of McDonald Investments branch network	—	—	—	—	171
Other income	52	69	105	121	202

Total noninterest income	555	528	649	1,083	1,303

NONINTEREST EXPENSE
Personnel	404	409	411	813	839
Net occupancy	62	66	59	128	122
Computer processing	43	47	49	90	100
Operating lease expense	55	58	55	113	107
Professional fees	33	23	26	56	52
Equipment	23	24	24	47	49
Marketing	21	14	20	35	39
Other expense	140	91	171	231	291

Total noninterest expense	781	732	815	1,513	1,599

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(515)	322	467	(193)	972
Income taxes	611	104	130	715	277

(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,126)	218	337	(908)	695
Loss from discontinued operations, net of taxes	—	—	(3)	—	(11)

NET (LOSS) INCOME	$(1,126)	$218	$334	$(908)	$684

Net (loss) income applicable to common shares	$(1,126)	$218	$334	$(908)	$684

Per common share:

(Loss) income from continuing operations	$(2.70)	$.55	$.86	$(2.23)	$1.76
Net (loss) income	(2.70)	.55	.85	(2.23)	1.73

Per common share — assuming dilution:

(Loss) income from continuing operations	$(2.70)	$.54	$.85	$(2.23)	$1.74
Net (loss) income	(2.70)	.54	.84	(2.23)	1.71
Cash dividends declared per common share	$.375	—	$.365	$.375	$.73
Weighted-average common shares outstanding (000)	416,629	399,121	392,045	407,875	394,944
Weighted-average common shares and potential common shares outstanding (000)	416,629	399,769	396,918	407,875	400,180

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	Second Quarter 2008				First Quarter 2008				Second Quarter 2007
	Average				Average				Average
	Balance	Interest	Yield/Rate		Balance	Interest		Yield/Rate	Balance	Interest	Yield/Rate

Assets
Loans: [a,b]
Commercial, financial and agricultural	$26,057	$352	5.42%		$25,411	$392		6.21%	$21,856	$401	7.36%
Real estate — commercial mortgage	10,593	156	5.91		10,283	175		6.84	8,565	165	7.75
Real estate — construction	8,484	118	5.61		8,468	134		6.36	8,243	167	8.09
Commercial lease financing	9,798	(709)	(28.94	) [c]	10,004	98		3.91 [c]	10,096	142	5.62

Total commercial loans	54,932	(83)	(.58)		54,166	799		5.93	48,760	875	7.19
Real estate — residential	1,918	30	6.12		1,916	30		6.29	1,472	24	6.57
Home equity:
Community Banking	9,765	140	5.78		9,693	154		6.38	9,660	172	7.15
National Banking	1,200	23	7.68		1,260	24		7.74	1,092	21	7.86

Total home equity loans	10,965	163	5.99		10,953	178		6.54	10,752	193	7.22
Consumer other — Community Banking	1,271	33	10.34		1,305	34		10.59	1,370	37	10.64
Consumer other — National Banking:
Marine	3,646	56	6.26		3,646	58		6.31	3,323	52	6.26
Education	3,595	53	5.88		363	7		8.04	329	8	9.56
Other	325	7	8.21		339	7		8.32	309	7	9.18

Total consumer other — National Banking	7,566	116	6.16		4,348	72		6.61	3,961	67	6.76

Total consumer loans	21,720	342	6.32		18,522	314		6.81	17,555	321	7.33

Total loans	76,652	259	1.37		72,688	1,113		6.15	66,315	1,196	7.23
Loans held for sale	1,356	20	5.94		4,984	87		7.01	4,415	82	7.50
Securities available for sale [a,d]	8,315	111	5.40		8,419	110		5.28	7,793	106	5.45
Held-to-maturity securities [a]	25	—	11.47		29	1		11.02	39	—	6.72
Trading account assets	1,041	10	3.88		1,075	13		4.84	813	8	3.58
Short-term investments	773	8	3.83		1,165	9		3.18	671	8	4.93
Other investments [d]	1,580	14	3.09		1,552	12		3.05	1,541	15	3.68

Total earning assets	89,742	422	1.89		89,912	1,345		6.01	81,587	1,415	6.95
Allowance for loan losses	(1,338)				(1,236)				(942)
Accrued income and other assets	14,886				14,680				12,767

Total assets	$103,290				$103,356				$93,412

Liabilities
NOW and money market deposit accounts	$27,158	102	1.51		$26,996	139		2.07	$22,953	179	3.14
Savings deposits	1,815	1	.27		1,865	3		.62	1,633	1	.19
Certificates of deposit ($100,000 or more) [e]	8,670	88	4.09		8,072	95		4.72	6,237	79	5.03
Other time deposits	12,751	135	4.27		12,759	146		4.59	12,047	141	4.70
Deposits in foreign office	4,121	21	1.95		5,853	45		3.13	3,600	47	5.20

Total interest-bearing deposits	54,515	347	2.56		55,545	428		3.10	46,470	447	3.85
Federal funds purchased and securities sold under repurchase agreements	3,267	15	1.86		3,863	28		2.91	4,748	59	5.04
Bank notes and other short-term borrowings	4,770	27	2.26		4,934	39		3.22	1,771	18	4.14
Long-term debt [e,f]	14,620	133	3.87		13,238	146		4.71	12,909	185	5.83

Total interest-bearing liabilities	77,172	522	2.75		77,580	641		3.36	65,898	709	4.33

Noninterest-bearing deposits	10,617				10,741				13,927
Accrued expense and other liabilities	6,884				6,590				5,933

Total liabilities	94,673				94,911				85,758

Shareholders’ equity
Preferred stock	128				—				—
Common shareholders’ equity	8,489				8,445				7,654

Total shareholders’ equity	8,617				8,445				7,654

Total liabilities and shareholders’ equity	$103,290				$103,356				$93,412

Interest rate spread (TE)			(.86)%					2.65%			2.62%

Net interest income (TE) and net interest margin (TE)		(100)[c]	(.44)%[c]			704	[c]	3.14%[c]		706	3.46%

TE adjustment [a]		(458)				(9)				20

Net interest income, GAAP basis		$358				$713				$686

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the second quarter of 2008, Key’s taxable-equivalent net interest income and net income were reduced by $838 million and $1.011 billion, respectively, as a result of an adverse federal court ruling on Key’s tax treatment of a service contract lease transaction. Excluding this reduction, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 5.25% for the second quarter of 2008, and Key’s taxable-equivalent net interest margin would have been 3.32%. During the prior quarter, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards. These actions reduced Key’s first quarter 2008 taxable-equivalent net interest income and net income by $34 million and $38 million, respectively. Excluding this reduction, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 5.27% for the first quarter of 2008, and Key’s taxable-equivalent net interest margin would have been 3.29%.

(d)	Yield is calculated on the basis of amortized cost.

(e)	Rate calculation excludes basis adjustments related to fair value hedges.

(f)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.

TE = Taxable Equivalent
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
From Continuing Operations
(dollars in millions)

	Six months ended June 30, 2008				Six months ended June 30, 2007
	Average				Average
	Balance	Interest	Yield/Rate		Balance	Interest	Yield/Rate

Assets
Loans: [a,b]
Commercial, financial and agricultural	$25,734	$744	5.81%		$21,710	$793	7.37%
Real estate — commercial mortgage	10,438	331	6.37		8,496	328	7.79
Real estate — construction	8,476	252	5.98		8,235	333	8.14
Commercial lease financing	9,901	(611)	(12.34	) [c]	10,095	288	5.70

Total commercial loans	54,549	716	2.65		48,536	1,742	7.23
Real estate — residential	1,917	60	6.20		1,458	48	6.58
Home equity:
Community Banking	9,729	294	6.08		9,668	343	7.15
National Banking	1,230	47	7.71		1,061	41	7.87

Total home equity loans	10,959	341	6.26		10,729	384	7.22
Consumer other — Community Banking	1,288	67	10.46		1,410	73	10.39
Consumer other — National Banking:
Marine	3,646	114	6.28		3,221	101	6.27
Education	1,979	60	6.07		334	16	9.53
Other	332	14	8.27		306	14	9.10

Total consumer other — National Banking	5,957	188	6.32		3,861	131	6.77

Total consumer loans	20,121	656	6.55		17,458	636	7.33

Total loans	74,670	1,372	3.70		65,994	2,378	7.25
Loans held for sale	3,170	107	6.78		4,179	157	7.59
Securities available for sale [a,d]	8,367	221	5.34		7,671	206	5.36
Held-to-maturity securities [a]	27	1	11.23		39	1	6.96
Trading account assets	1,058	23	4.37		783	14	3.68
Short-term investments	969	17	3.44		762	20	5.09
Other investments [d]	1,566	26	3.07		1,471	28	3.66

Total earning assets	89,827	1,767	3.95		80,899	2,804	6.97
Allowance for loan losses	(1,287)				(942)
Accrued income and other assets	14,783				12,801

Total assets	$103,323				$92,758

Liabilities
NOW and money market deposit accounts	$27,077	241	1.79		$23,187	356	3.10
Savings deposits	1,840	4	.45		1,631	2	.19
Certificates of deposit ($100,000 or more) [e]	8,371	183	4.39		6,194	155	5.03
Other time deposits	12,755	281	4.43		12,055	279	4.67
Deposits in foreign office	4,987	66	2.64		3,430	88	5.16

Total interest-bearing deposits	55,030	775	2.83		46,497	880	3.81
Federal funds purchased and securities sold under repurchase agreements	3,565	43	2.43		4,328	108	5.04
Bank notes and other short-term borrowings	4,852	66	2.75		1,444	29	4.08
Long-term debt [e,f]	13,929	279	4.27		13,261	381	5.87

Total interest-bearing liabilities	77,376	1,163	3.05		65,530	1,398	4.31

Noninterest-bearing deposits	10,679				13,584
Accrued expense and other liabilities	6,737				6,008

Total liabilities	94,792				85,122

Shareholders’ equity
Preferred stock	64				—
Common shareholders’ equity	8,467				7,636

Total shareholders’ equity	8,531				7,636

Total liabilities and shareholders’ equity	$103,323				$92,758

Interest rate spread (TE)			.90%				2.66%

Net interest income (TE) and net interest margin (TE)		604 [c]	1.35%[c]			1,406	3.48%

TE adjustment [a]		(467)				41

Net interest income, GAAP basis		$1,071				$1,365

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation 39.”

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the second quarter of 2008, Key’s taxable-equivalent net interest income and net income were reduced by $838 million and $1.011 billion, respectively, as a result of an adverse federal court ruling on Key’s tax treatment of a service contract lease transaction. During the prior quarter, Key’s taxable-equivalent net interest income and net income were reduced by $34 million and $38 million, respectively, as a result of an increase to Key’s tax reserves for certain lease in, lease out transactions and a recalculation of its lease income in accordance with prescribed accounting standards. Excluding these reductions, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 5.26% for the first six months of 2008, and Key’s taxable-equivalent net interest margin would have been 3.30%.

(d)	Yield is calculated on the basis of amortized cost.

(e)	Rate calculation excludes basis adjustments related to fair value hedges.

(f)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.

TE = Taxable Equivalent
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Noninterest Income
(in millions)

	Three months ended			Six months ended
	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

Trust and investment services income [a]	$138	$129	$115	$267	$240
Service charges on deposit accounts	93	88	84	181	159
Investment banking and capital markets income [a]	80	8	52	88	96
Operating lease income	68	69	66	137	130
Letter of credit and loan fees	51	37	45	88	83
Corporate-owned life insurance income	28	28	32	56	57
Electronic banking fees	27	24	25	51	49
Net gains (losses) from loan securitizations and sales	33	(101)	33	(68)	42
Net securities (losses) gains	(1)	3	2	2	(45)
Net (losses) gains from principal investing	(14)	9	90	(5)	119
Gain from redemption of Visa Inc. shares	—	165	—	165	—
Gain from sale of McDonald Investments branch network	—	—	—	—	171
Other income:
Insurance income	20	15	15	35	29
Loan securitization servicing fees	5	4	6	9	11
Credit card fees	3	4	3	7	6
Gains related to MasterCard Incorporated shares	—	—	40	—	40
Litigation settlement — automobile residual value insurance	—	—	—	—	26
Miscellaneous income	24	46	41	70	90

Total other income	52	69	105	121	202

Total noninterest income	$555	$528	$649	$1,083	$1,303

(a)	Additional detail provided in tables below.
Trust and Investment Services Income
(in millions)

	Three months ended			Six months ended
	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

Brokerage commissions and fee income	$41	$33	$28	$74	$68
Personal asset management and custody fees	40	41	41	81	81
Institutional asset management and custody fees	57	55	46	112	91

Total trust and investment services income	$138	$129	$115	$267	$240

Investment Banking and Capital Markets Income
(in millions)

	Three months ended			Six months ended
	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

Investment banking income	$36	$22	$22	$58	$43
Income (loss) from other investments	1	(6)	6	(5)	11
Dealer trading and derivatives income (loss)	28	(21)	12	7	20
Foreign exchange income	15	13	12	28	22

Total investment banking and capital markets income	$80	$8	$52	$88	$96

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Noninterest Expense
(dollars in millions)

	Three months ended				Six months ended
	6-30-08	3-31-08	6-30-07		6-30-08	6-30-07

Personnel [a]	$404	$409	$411		$813	$839
Net occupancy	62	66	59		128	122
Computer processing	43	47	49		90	100
Operating lease expense	55	58	55		113	107
Professional fees	33	23	26		56	52
Equipment	23	24	24		47	49
Marketing	21	14	20		35	39
Other expense:
Postage and delivery	12	11	11		23	23
Franchise and business taxes	8	8	8		16	17
Telecommunications	7	8	7		15	14
(Credit) provision for losses on lending-related commitments	(2)	(27)	6		(29)	(2)
Miscellaneous expense	115	91	139		206	239

Total other expense	140	91	171		231	291

Total noninterest expense	$781	$732	$815		$1,513	$1,599

Average full-time equivalent employees	18,164	18,426	18,888	[b]	18,295	19,342	[b]

(a)	Additional detail provided in table below.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.
Personnel Expense
(in millions)

	Three months ended			Six months ended
	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

Salaries	$235	$239	$236	$474	$481
Incentive compensation	79	74	82	153	157
Employee benefits	65	76	73	141	155
Stock-based compensation	17	14	16	31	40
Severance	8	6	4	14	6

Total personnel expense	$404	$409	$411	$813	$839

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Loan Composition
(dollars in millions)

				Percent change 6-30-08 vs.
	6-30-08	3-31-08	6-30-07	3-31-08	6-30-07

Commercial, financial and agricultural	$25,929	$25,777	$21,814	.6%	18.9%
Commercial real estate:
Commercial mortgage	10,737	10,479	8,629	2.5	24.4
Construction	7,849	8,473	8,214	(7.4)	(4.4)

Total commercial real estate loans	18,586	18,952	16,843	(1.9)	10.3
Commercial lease financing	9,610	10,000	10,138	(3.9)	(5.2)

Total commercial loans	54,125	54,729	48,795	(1.1)	10.9
Real estate — residential mortgage	1,928	1,954	1,572	(1.3)	22.6
Home equity:
Community Banking	9,851	9,678	9,736	1.8	1.2
National Banking	1,153	1,220	1,143	(5.5)	.9

Total home equity loans	11,004	10,898	10,879	1.0	1.1
Consumer other — Community Banking	1,261	1,266	1,366	(.4)	(7.7)
Consumer other — National Banking:
Marine	3,634	3,653	3,444	(.5)	5.5
Education [a]	3,584	3,608	327	(.7)	996.0
Other	319	336	309	(5.1)	3.2

Total consumer other — National Banking	7,537	7,597	4,080	(.8)	84.7

Total consumer loans	21,730	21,715	17,897	.1	21.4

Total loans	$75,855	$76,444	$66,692	(.8)%	13.7%

Loans Held for Sale Composition
(dollars in millions)

				Percent change 6-30-08 vs.
	6-30-08	3-31-08	6-30-07	3-31-08	6-30-07

Commercial, financial and agricultural	$212	$291	$76	(27.1)%	178.9%
Real estate — commercial mortgage	994	1,139	1,613	(12.7)	(38.4)
Real estate — construction	398	25	172	N/M	131.4
Commercial lease financing	42	31	22	35.5	90.9
Real estate — residential mortgage	79	58	39	36.2	102.6
Home equity	—	1	—	(100.0)	—
Education [a]	103	123	2,616	(16.3)	(96.1)
Automobile	5	6	8	(16.7)	(37.5)

Total loans held for sale	$1,833	$1,674	$4,546	9.5%	(59.7)%

(a) On March 31, 2008, Key transferred $3.3 billion of education loans from loans held for sale to the loan portfolio.
N/M = Not Meaningful

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Summary of Loan Loss Experience
(dollars in millions)

	Three months ended			Six months ended
	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

Average loans outstanding from continuing operations	$76,652	$72,688	$66,315	$74,670	$65,994

Allowance for loan losses at beginning of period	$1,298	$1,200	$944	$1,200	$944
Loans charged off:
Commercial, financial and agricultural	75	50	30	125	47

Real estate — commercial mortgage	15	4	5	19	11
Real estate — construction	340	25	2	365	3

Total commercial real estate loans	355	29	7	384	14
Commercial lease financing	18	15	9	33	22

Total commercial loans	448	94	46	542	83
Real estate — residential mortgage	2	4	1	6	2
Home equity:
Community Banking	9	9	5	18	10
National Banking	11	7	3	18	6

Total home equity loans	20	16	8	36	16
Consumer other — Community Banking	11	9	8	20	15
Consumer other — National Banking:
Marine	16	19	6	35	14
Education	55	2	1	57	2
Other	2	4	2	6	4

Total consumer other — National Banking	73	25	9	98	20

Total consumer loans	106	54	26	160	53

	554	148	72	702	136
Recoveries:
Commercial, financial and agricultural	14	14	6	28	13

Real estate — commercial mortgage	—	—	1	—	4
Real estate — construction	1	—	—	1	—

Total commercial real estate loans	1	—	1	1	4
Commercial lease financing	4	6	4	10	7

Total commercial loans	19	20	11	39	24
Real estate — residential mortgage	1	—	1	1	1
Home equity:
Community Banking	—	1	1	1	2
National Banking	1	—	1	1	1

Total home equity loans	1	1	2	2	3
Consumer other — Community Banking	1	2	1	3	3
Consumer other — National Banking:
Marine	6	3	3	9	6
Education	1	—	1	1	1
Other	1	1	—	2	1

Total consumer other — National Banking	8	4	4	12	8

Total consumer loans	11	7	8	18	15

	30	27	19	57	39

Net loan charge-offs	(524)	(121)	(53)	(645)	(97)
Provision for loan losses from continuing operations	647	187	53	834	97
Allowance related to loans acquired, net	—	32	—	32	—
Foreign currency translation adjustment	—	—	1	—	1

Allowance for loan losses at end of period	$1,421	$1,298	$945	$1,421	$945

Net loan charge-offs to average loans from continuing operations	2.75%	.67%	.32%	1.74%	.30%
Allowance for loan losses to period-end loans	1.87	1.70	1.42	1.87	1.42
Allowance for loan losses to nonperforming loans	174.57	123.15	342.39	174.57	342.39

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Changes in Liability for Credit Losses on Lending-Related Commitments
(in millions)

	Three months ended			Six months ended
	6-30-08	3-31-08	6-30-07	6-30-08	6-30-07

Balance at beginning of period	$53	$80	$45	$80	$53
(Credit) provision for losses on lending- related commitments	(2)	(27)	6	(29)	(2)
Charge-offs	—	—	(1)	—	(1)

Balance at end of period [a]	$51	$53	$50	$51	$50

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
Summary of Nonperforming Assets and Past Due Loans
(dollars in millions)

	6-30-08	3-31-08	12-31-07	9-30-07	6-30-07

Commercial, financial and agricultural	$259	$147	$84	$94	$83

Real estate — commercial mortgage	107	113	41	41	41
Real estate — construction	256	610	415	228	23

Total commercial real estate loans	363	723	456	269	64
Commercial lease financing	57	38	28	30	34

Total commercial loans	679	908	568	393	181
Real estate — residential mortgage	32	34	28	29	27
Home equity:
Community Banking	61	60	54	50	46
National Banking	14	14	12	11	9

Total home equity loans	75	74	66	61	55
Consumer other — Community Banking	2	2	2	2	2
Consumer other — National Banking:
Marine	20	20	20	12	10
Education	4	15	2	—	—
Other	2	1	1	1	1

Total consumer other — National Banking	26	36	23	13	11

Total consumer loans	135	146	119	105	95

Total nonperforming loans	814	1,054	687	498	276

Nonperforming loans held for sale	342 [b]	9	25	6	4

OREO	26	29	21	21	27
Allowance for OREO losses	(2)	(2)	(2)	(1)	(2)

OREO, net of allowance	24	27	19	20	25

Other nonperforming assets [a]	30	25	33	46	73

Total nonperforming assets	$1,210	$1,115	$764	$570	$378

Accruing loans past due 90 days or more	$367	$283	$231	$190	$181
Accruing loans past due 30 through 89 days	852	1,169	843	717	623
Nonperforming loans to period-end portfolio loans	1.07%	1.38%	.97%	.72%	.41%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.59	1.46	1.08	.83	.57

(a)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business.

(b)	Primarily real estate construction loans.
Summary of Changes in Nonperforming Loans
(in millions)

	2Q08	1Q08	4Q07	3Q07	2Q07

Balance at beginning of period	$1,054	$687	$498	$276	$254
Loans placed on nonaccrual status	789	566	378	337	130
Charge-offs	(547)	(144)	(147)	(81)	(72)
Loans sold	(48)	—	(13)	(6)	(7)
Payments	(86)	(32)	(17)	(13)	(21)
Transfers to OREO	—	(10)	(5)	(12)	—
Transfer to nonperforming loans held for sale	(342)	(8)	—	—	—
Loans returned to accrual status	(6)	(5)	(7)	(3)	(8)

Balance at end of period	$814	$1,054	$687	$498	$276

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Line of Business Results
(dollars in millions)
Community Banking

						Percent change 2Q08 vs.
	2Q08	1Q08	4Q07	3Q07	2Q07	1Q08	2Q07

Summary of operations
Total revenue (TE)	$659	$630	$653	$628	$631	4.6%	4.4%
Provision for loan losses	44	18	36	2	21	144.4	109.5
Noninterest expense	449	428	438	414	446	4.9	.7
Net income	104	115	112	133	102	(9.6)	2.0
Average loans and leases	28,478	28,128	27,234	26,944	26,574	1.2	7.2
Average deposits	49,948	49,767	47,254	46,729	46,126	.4	8.3
Net loan charge-offs	38	30	31	19	26	26.7	46.2
Return on average allocated equity	13.68%	15.47%	17.60%	21.04%	16.57%	N/A	N/A
Average full-time equivalent employees	8,785	8,714	8,454	8,625	9,026	.8	(2.7)

Supplementary information (lines of business)
Regional Banking
Total revenue (TE)	$557	$531	$555	$533	$537	4.9%	3.7%
Provision for loan losses	25	13	26	12	20	92.3	25.0
Noninterest expense	401	385	385	368	396	4.2	1.3
Net income	82	83	90	96	75	(1.2)	9.3
Average loans and leases	19,608	19,472	18,771	18,667	18,471	.7	6.2
Average deposits	46,246	46,176	43,696	43,237	42,725	.2	8.2
Net loan charge-offs	33	29	26	17	20	13.8	65.0
Return on average allocated equity	15.06%	15.38%	20.52%	21.80%	17.38%	N/A	N/A
Average full-time equivalent employees	8,439	8,365	8,101	8,264	8,655	.9	(2.5)

Commercial Banking
Total revenue (TE)	$102	$99	$98	$95	$94	3.0%	8.5%
Provision for loan losses	19	5	10	(10)	1	280.0	N/M
Noninterest expense	48	43	53	46	50	11.6	(4.0)
Net income	22	32	22	37	27	(31.3)	(18.5)
Average loans and leases	8,870	8,656	8,463	8,277	8,103	2.5	9.5
Average deposits	3,702	3,591	3,558	3,492	3,401	3.1	8.9
Net loan charge-offs	5	1	5	2	6	400.0	(16.7)
Return on average allocated equity	10.21%	15.73%	11.12%	19.29%	14.67%	N/A	N/A
Average full-time equivalent employees	346	349	353	361	371	(.9)	(6.7)

KeyCorp Reports Second Quarter 2008 Results
July 22, 2008

Line of Business Results (continued)
(dollars in millions)
National Banking

						Percent change 2Q08 vs.
	2Q08	1Q08	4Q07	3Q07	2Q07	1Q08	2Q07

Summary of operations
Total revenue (TE)	$(126)	$439	$609	$505	$612	N/M	N/M
Provision for loan losses	609	169	327	69	32	260.4%	N/M
Noninterest expense	337	308	389	327	330	9.4	2.1%
(Loss) income from continuing operations	(670)	(24)	(69)	68	157	N/M	N/M
Net (loss) income	(670)	(24)	(66)	54	154	N/M	N/M
Average loans and leases [a]	47,876	44,149	42,040	40,279	39,325	8.4	21.7
Average loans held for sale [a]	1,282	4,932	4,709	4,692	4,377	(74.0)	(70.7)
Average deposits [a]	12,289	11,888	12,629	12,631	12,082	3.4	1.7
Net loan charge-offs [a]	486	91	88	40	27	434.1	N/M
Return on average allocated equity [a]	(51.60)%	(1.96)%	(6.13)%	6.43%	15.12%	N/A	N/A
Return on average allocated equity	(51.60)	(1.96)	(5.86)	5.11	14.83	N/A	N/A
Average full-time equivalent employees	3,603	3,758	4,010	3,869	3,856	(4.1)	(6.6)

Supplementary information (lines of business)
Real Estate Capital and Corporate Banking Services
Total revenue (TE)	$233	$77	$158	$128	$214	202.6%	8.9%
Provision for loan losses	366	45	270	43	8	713.3	N/M
Noninterest expense	68	61	117	88	92	11.5	(26.1)
Net (loss) income	(126)	(18)	(143)	(2)	71	(600.0)	N/M
Average loans and leases	17,086	16,484	15,003	14,160	13,713	3.7	24.6
Average loans held for sale	616	989	1,257	1,584	1,246	(37.7)	(50.6)
Average deposits	10,460	9,787	10,397	10,243	9,447	6.9	10.7
Net loan charge-offs	376	38	45	7	3	889.5	N/M
Return on average allocated equity	(23.69)%	(3.85)%	(36.91)%	(.56)%	20.43%	N/A	N/A
Average full-time equivalent employees	1,228	1,233	1,310	1,309	1,293	(.4)	(5.0)

Equipment Finance
Total revenue (TE)	$(694)	$100	$181	$136	$150	N/M	N/M
Provision for loan losses	36	24	23	16	16	50.0%	125.0%
Noninterest expense	89	96	97	94	94	(7.3)	(5.3)
Net (loss) income	(512)	(13)	38	16	25	N/M	N/M
Average loans and leases	10,326	10,595	10,729	10,681	10,609	(2.5)	(2.7)
Average loans held for sale	51	32	15	6	10	59.4	410.0
Average deposits	21	14	17	16	16	50.0	31.3
Net loan charge-offs	28	24	18	16	16	16.7	75.0
Return on average allocated equity	(225.30)%	(5.66)%	16.53%	7.10%	11.43%	N/A	N/A
Average full-time equivalent employees	837	859	923	900	895	(2.6)	(6.5)

Institutional and Capital Markets
Total revenue (TE)	$231	$158	$171	$155	$159	46.2%	45.3%
Provision for loan losses	36	16	15	(2)	—	125.0	N/M
Noninterest expense	128	102	116	104	99	25.5	29.3
Net income	42	25	25	33	38	68.0	10.5
Average loans and leases	7,897	7,633	7,219	6,716	6,566	3.5	20.3
Average loans held for sale	494	555	394	373	463	(11.0)	6.7
Average deposits	1,384	1,460	1,560	1,844	2,072	(5.2)	(33.2)
Net loan charge-offs	5	2	6	6	—	150.0	N/M
Return on average allocated equity	13.61%	8.39%	8.59%	12.20%	13.92%	N/A	N/A
Average full-time equivalent employees	931	938	979	1,019	992	(.7)	(6.1)

Consumer Finance
Total revenue (TE)	$104	$104	$99	$86	$89	—	16.9%
Provision for loan losses	171	84	19	12	8	103.6%	N/M
Noninterest expense	52	49	59	41	45	6.1	15.6
(Loss) income from continuing operations	(74)	(18)	11	21	23	(311.1)	N/M
Net (loss) income	(74)	(18)	14	7	20	(311.1)	N/M
Average loans and leases [a]	12,567	9,437	9,089	8,722	8,437	33.2	49.0
Average loans held for sale [a]	121	3,356	3,043	2,729	2,658	(96.4)	(95.4)
Average deposits [a]	424	627	655	528	547	(32.4)	(22.5)
Net loan charge-offs [a]	77	27	19	11	8	185.2	862.5
Return on average allocated equity [a]	(32.07)%	(7.87)%	5.06%	10.36%	11.56%	N/A	N/A
Return on average allocated equity	(32.07)	(7.87)	6.44	3.45	10.05	N/A	N/A
Average full-time equivalent employees	607	728	798	641	676	(16.6)	(10.2)

(a) From continuing operations.
TE = Taxable Equivalent
N/A = Not Applicable
N/M = Not Meaningful